Exhibit 4.22

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN *.

OPTION AGREEMENT

between

PHARMACIA AB

and

CELLTECH PHARMACEUTICALS LTD.

Dated as of July 23, 2002

i

8.12	Accountants Determination of Certain Disputes.	19
8.13	Governing Law; Jurisdiction.	19
8.14	Third Party Beneficiaries.	20
8.15	Headings.	20
8.16	Publicity.	20

Exhibits

Exhibit A		Patents, Trademarks and Copyrights
Exhibit B		Transitional Services
Exhibit C		Form of U.S. Patent Assignment
Exhibit D		Form of U.S. Trademark Assignment
Exhibit E		Form of Know-How Assignment
Exhibit F		Form of Copyright Assignment
Exhibit G		Form of Assignment of * Supply Agreement

Pharmacia Schedules

4.1(c)	-	Product Data
4.1(d)(ii)	-	Material Contracts
4.1(d)(iii)	-	No Default
4.1(e)(i)	-	Actions
4.1(f)	-	Approvals
4.1(g)	-	Compliance with Laws
4.1(h)(ii)	-	Patents, Trademarks and Licenses
4.1(h)(iii)	-	No Conflict
4.1(i)	-	Product Liability Claims
4.1(j)	-	Regulatory and Product Matters
4.1(j)(i)	-	Product Approvals and Establishment Registrations
4.1(j)(iii)	-	Notices from Drug Regulatory Agencies
4.1(j)(iv)	-	Forms FDA 483
4.1(j)(v)	-	Reports/Documents Not Filed (including documents relating to manufacturing and testing procedures)
4.1(l)	-	Product Recalls

ii

OPTION AGREEMENT

This OPTION AGREEMENT (the “Option Agreement”) is entered into as of July 23, 2002 by and between Pharmacia AB, a Swedish corporation, (“Pharmacia”) and Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”).

PRELIMINARY STATEMENT

WHEREAS, Pharmacia and Celltech have entered into an Agreement dated of even date herewith (the “Agreement”); and

WHEREAS, the Agreement contemplates that this Option Agreement be executed and delivered by the parties hereto on the Effective Date (as defined in the Agreement); and

WHEREAS, Pharmacia owns the Product and the Product Intellectual Property in the Territory and Throughout the World (as such terms are defined herein); and

WHEREAS, Pharmacia desires to grant to Celltech the Purchase Option (as defined herein) to purchase all its right, title and interest in and to the Product and the Product Intellectual Property in the Territory and Throughout the World; and

WHEREAS, in anticipation of Celltech exercising the Purchase Option, Celltech desires to receive from Pharmacia and Pharmacia desires to provide to Celltech certain transitional services as set forth on Exhibit B (the “Transitional Services”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations set forth herein, the parties hereto agree as set out below.

ARTICLE I

DEFINITIONS

Capitalized terms used herein but not otherwise defined herein are used herein as defined in the Agreement. The following terms, as used in this Option Agreement, shall have the meanings set forth in this Article I:

“Affiliate” means any entity controlling, controlled by, or under common control with a party, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

“Agreement” is defined in the recitals of this Option Agreement.

“Commercial Introduction of a Generic Version of the Product” means the date of first commercial sale in the United States of a generic version of the Product in an arm’s-length transaction to an independent third party licensee, distributor, agent or end user.

“Confidential Information” has the meaning ascribed to such term in the Agreement.

“Contracts” is defined in Section 4.1(d)(ii).

“Control” means with respect to any Intellectual Property, including, without limitation, know-how, possession of the ability to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

“Drug Regulatory Agencies” means each Governmental Authority that has regulatory authority over the manufacture, development, distribution, marketing, promotion or sale of the Product, including the FDA.

“Event of Default” means the existence or occurrence of any one or more of the following events:

(i) Pharmacia becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, or calls a meeting of its principal creditors to discuss any adjustment of its debts;

(ii) a case or proceeding under Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time (the “Bankruptcy Code”) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statutes of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Pharmacia or all or any part of Pharmacia’s properties and such petition or application is not dismissed within thirty (30) days after the date of its filing, Pharmacia shall file any answer admitting to or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(iii) a case or proceeding under the Bankruptcy Code or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by Pharmacia for all or any part of Pharmacia’s property or

(iv) a breach by Pharmacia of its obligations under this Option Agreement.

“Exercise Price” is defined in Section 2.2(a).

“European Territory” means the countries listed on Appendix I to the Letter Agreement.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Governmental Authority” means any national, federal, state, prefectual or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government).

“Initial Option Fee” is defined in Section 2.1.

“Intellectual Property Rights” has the meaning ascribed to such term in the Agreement.

“Mark” means any name, logo, trademark, service mark, trade dress, slogan, domain name, URL or other proprietary marking, whether or not registered.

“Net Sales” means, (i) for purposes of calculating the royalty payments payable by Celltech to Pharmacia during the Royalty Period as described in Article III, the gross sales prices received by Celltech from sales of the Product not including Product Samples sold by or for Celltech or its Affiliates to independent third parties (including sublicensees) and (ii) for purposes of calculating the Remaining Interest Purchase Price as described in Section 2.5, the gross sales prices received by Pharmacia from sales of the Product not including Product Samples sold by or for Pharmacia or its Affiliates to independent third parties (including licensees) Throughout the World during 2004, after in each case, deduction (if not already deducted from the amount received) of the following items paid by Celltech or Pharmacia or their respective Affiliates, as appropriate, during such period with respect to sales of the Product during such period:

(a) trade and quantity discounts or rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations or general purchasing organizations;

(b) credits or allowances or chargebacks given or made for rejection or return of previously sold Product;

(c) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of the Product and borne by the seller thereof without reimbursement from any third party; and

(d) any charges for freight from the seller, or for insurance, borne by the seller.

All of the foregoing deductions (the “Deductions”) from the gross sales prices of Product shall be determined in accordance with generally accepted accounting principles as in effect from time to time in the U.S. (“GAAP”).

“Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

“Product Copyrights” means all those copyrights, registered and unregistered, and all applications therefor, owned by or licensed to Pharmacia or any of its Affiliates and used by Pharmacia or any of its Affiliates in the Territory or Throughout the World prior to the date hereof or during the Term primarily in connection with the Product, including without limitation those registered copyrights listed on Exhibit A, if any.

“Product Data” is defined in Section 4.1(c).

“Product Intellectual Property Rights” means (i) the Product Trademarks, (ii) the Product Know-How, (iii) the Product Copyrights and (iv) the Product Patents.

“Product Know-How” means all Confidential Information and all such things as would be contained within such defined term but for the fact that they are not confidential, including to the extent contained in any Product Approval owned by or licensed to Pharmacia or any of its Affiliates, that are necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates in the Territory or Throughout the World prior to the date hereof or during the Term primarily in connection with the Product.

“Product Patents” means the patents and patent applications owned by or licensed to Pharmacia or any of its Affiliates and necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates in the Territory or Throughout the World prior to the date hereof or during the Term primarily in connection with the Product, including those set forth in Exhibit A hereto, and any continuations, continuations-in-part, reissues, divisions, or extensions thereof and all non-U.S. equivalents thereof.

“Product Proprietary Rights” means the Product Intellectual Property Rights, the Specifications, the Pharmacia Confidential Information insofar as such Pharmacia Confidential Information relates to the Product and all Pharmacia’s right, title and interest in and to the * Supply Agreement.

“Product Trademarks” means the trademarks, registered and unregistered, and all applications therefor and goodwill associated with such trademarks and applications, owned by or licensed to Pharmacia or any of its Affiliates in the Territory or Throughout the World and used by Pharmacia or any of its Affiliates prior to the date hereof or during the Term primarily in connection with the Product including those Trademarks listed on Exhibit A hereto, and all other Marks, owned by or licensed to Pharmacia or any of its Affiliates and used by Pharmacia or any of its Affiliates in the Territory or Throughout the World prior to the date hereof or during the Term primarily in connection with the Product.

“Purchase Agreement” means the Purchase Agreement relating to the sale of all Pharmacia’s right, title and interest to the Product by Pharmacia to Celltech in the European Territory to be entered into by and between Celltech and Pharmacia pursuant to the Letter Agreement.

“Purchase Option” is defined in Section 2.1.

“Purchase Option Closing Date” means the effective date of the purchase of the Product upon exercise of the Purchase Option.

“Remaining Interest” is defined in Section 2.4.

“Remaining Interest Closing Date” means the effective date of the purchase of the Remaining Interest, which in no event shall be later than *.

“Remaining Interest Purchase Price” is defined in Section 2.5.

“Royalty Period” is defined in Section 3.1.

“Specifications” has the meaning ascribed to such term in the Agreement.

“* Supply Agreement” means the * Supply Agreement as defined in the Agreement and each and every successor thereto as in effect on the Purchase Option Closing Date.

“Term” is defined in Section 6.1.

“Throughout the World” means all territories in the world, other than the Territory and the European Territory.

“Transaction Documents” means this Option Agreement, the Agreement, the Letter Agreement and, when exectued and delivered, the Purchase Agreement.

ARTICLE II

PURCHASE OPTION

2.1 Grant of Purchase Option. In consideration of the payment by Celltech to Pharmacia on the date hereof of a non-refundable fee in the amount of * (the “Initial Option Fee”) Pharmacia hereby grants to Celltech the exclusive right and option, exercisable upon written notice to Pharmacia given at any time between January 1, 2005 and January 31, 2005, to purchase no later than January 31, 2005 all of Pharmacia’s right, title, and interest in the Product, including without limitation the Product Proprietary Rights, in the Territory (the “Purchase Option”).

2.2 Exercise Price. Subject to Section 2.2(b), the exercise price of the Purchase Option (the “Exercise Price”) shall be Five Million U.S Dollars ($5,000,000), payable as follows:

(i)	*; and

(ii)	*.

(b)	*

2.3 Unconditional Right to Exercise. (a) Except as provided in this Section 2.3(a), Celltech shall be unconditionally entitled to exercise the Purchase Option even if at such time or prior thereto there exist disputes or claims of breach between the parties with respect to this Option Agreement, any other Transaction Document, or any matters or other claims of whatsoever nature; provided, however, that if Celltech is in arrears with any payment due under this Option Agreement or the Agreement or the Purchase Agreement, Celltech shall make such payment on the date of exercise of the Option; and provided, further that if this Option Agreement is terminated (i) by Celltech pursuant to Section 6.2(c) or (ii) by Pharmacia pursuant to Section 6.2(d), the Purchase Option shall immediately cease to be exercisable by Celltech.

(b) Notwithstanding anything herein to the contrary, if the Agreement is terminated by either party due to the bankruptcy or the insolvency of Pharmacia or during the occurrence and continuation of an Event of Default, Celltech shall have the right to accelerate the Purchase Option by delivery to Pharmacia of a written notice declaring the Purchase Option to be immediately accelerated and exercised whereupon the transfer documents contemplated by Section 2.7 shall be executed forthwith but the other provisions of this Option Agreement, including Section 2.2, shall continue to be performed on and as of the dates herein provided and in accordance with the terms hereof.

(c) Notwithstanding anything herein to the contrary, in the event that a third party acquires the majority of the voting stock or assets of Celltech or otherwise obtains the ability to direct the management of Celltech, the Purchase Option automatically shall be accelerated and deemed exercised by Celltech whereupon the transfer documents contemplated by Section 2.7 shall be executed forthwith, but the other provisions of this Option Agreement, including Section 2.2, shall continue to be performed on and as of the dates herein provided and in accordance with the terms hereof.

2.4 Sale of Remaining Interest. If Celltech exercises the Purchase Option, Pharmacia shall sell to Celltech within six (6) months after the Purchase Option Closing Date all of Pharmacia’s right, title and interest in the Product, including without limitation, the Product Proprietary Rights, Throughout the World and all remaining Inventory and unfinished units of the Product in Pharmacia’s Affiliates’ possession Throughout the World (the “Remaining Interest”) and Celltech shall purchase the Remaining Interest.

2.5 Remaining Interest Purchase Price. The purchase price for the Remaining Interest shall be an amount (“Remaining Interest Purchase Price”) equal to * in Pharmacia’s Affiliates’ possession. The Remaining Interest Purchase Price shall be payable on the Remaining Interest Closing Date. Pharmacia will give Celltech access to all information relevant to the calculation of the Remaining Interest Purchase Price. In the event Celltech and Pharmacia fail to agree as to the Remaining Interest Purchase Price, either party may elect to invoke the accountants review and arbitration provisions of Section 8.12. For sales made in other than United States currency, for the purpose of calculating the Remaining Interest Purchase Price, the sale shall be converted into United States Dollars using the average applicable Citibank Benchmark New York exchange rate for converting such local currency to the United States Dollar for the thirty (30) trading days preceding the Remaining Interest Closing Date as published by Bloomberg (ticker symbol CINY) (or any other source agreed upon in writing by the parties for any particular country).

2.6 Payments. All amounts payable by Celltech pursuant to this Article II shall be paid in U.S. dollars by wire transfer of immediately available funds to an account identified in writing by Pharmacia at least two (2) days prior to the date on which any such amount is due.

2.7 Transfer of the Product. In the event Celltech exercises the Purchase Option, Pharmacia will execute and deliver to Celltech on or before the Purchase Option Closing Date and again on or before the Remaining Interest Closing Date and thereafter as requested by Celltech, such documents as Celltech shall reasonably deem to be necessary to effectuate the sale, assignment and transfer to Celltech of the Product and Product Proprietary Rights in the Territory and Throughout the World, including (i) Product Patent assignments, Product Trademark assignments, Product Copyright assignments and Product Know-How assignments in the forms applicable to the United States as set forth on Exhibits C, D, E and F, respectively, with such changes thereto as may be required for use Throughout The World; and (ii) the form for assignment of the * Supply Agreement set forth as Exhibit G.

2.8 Limited License. Upon exercise of the Purchase Option, Pharmacia hereby grants Celltech, its Affiliates and sublicensees a perpetual, royalty-free, non-exclusive, non-transferable right and license to use, in the Territory commencing on the Purchase Option Closing Date in the case of the Territory and commencing on the Remaining Interest Closing Date in the case of the countries Throughout the World, all Intellectual Property Rights used by Pharmacia in connection with the development, manufacture, distribution, marketing, promotion or sale of the Product in the Territory and Throughout the World, as the case may be, that do not fall within the definition of Product Proprietary Rights (not including the name “Pharmacia”). Celltech shall have the right to sublicense such right and license to sub-distributors or resellers in the Territory.

2.9 Transitional Services. Pharmacia agrees to provide to Celltech the Transitional Services set forth on Exhibit B.

(b) Celltech shall reimburse Pharmacia for its out-of-pocket and reasonable direct personnel costs incurred in connection with the Transitional Services set forth in Exhibit B. For purposes of this Option Agreement “reasonable direct personnel costs” means costs incurred by Pharmacia which are attributable to supervisory services, scientific, technical and other consulting services and training services and which are allocated to personnel involved in providing the Transitional Services outlined in Exhibit B.

(i) Pharmacia shall invoice Celltech monthly for all amounts due to Pharmacia pursuant to this Section 2.9, and Celltech shall pay such invoices by the later of fifteen (15) days after receipt and thirty (30) days after the invoice date.

(ii) Upon Celltech’s request, Pharmacia will give Celltech access to all information in respect of the Transitional Services for which Celltech is reimbursing Pharmacia, pursuant to this Section 2.9.

(iii) In the event Celltech disputes any charges invoiced by Pharmacia, Celltech shall deliver a written statement describing the dispute to Pharmacia within forty-five (45) days following receipt of the disputed invoice. The statement shall provide a reasonably detailed description of the disputed items. In the event Celltech and Pharmacia fail to resolve the disputed charges, Celltech may elect to invoke the accountants review and arbitration provisions of Section 8.12.

ARTICLE III

PAYMENT OF ROYALTIES

3.1 Royalties owed by Celltech. As additional consideration for the Purchase Option and other rights granted to Celltech by Pharmacia pursuant to this Option Agreement, in the event Celltech exercises the Purchase Option, Celltech shall make royalty payments equal to * of annual Net Sales in the U.S. during the period (the “Royalty Period”) commencing * and ending on the earlier of (i) * and (ii) *. Net Sales will be calculated on a calendar year basis.

3.2 Payment of Royalties. For purposes of determining when a sale of the Product occurs under this Option Agreement for the purposes of calculating royalty payments due hereunder, a sale shall be deemed to occur on the date the gross sales price is received by Celltech. All royalty payments shall be made within sixty (60) days after the end of each calendar quarter with respect to sales of Product that are deemed to have occurred during such calendar quarter. Such royalty payments shall be accompanied by a detailed statement specifying the number of units of the Product sold, the gross sales (if available) and Net Sales, an accounting of deductions taken in the calculation of Net Sales, and the royalties payable. The fourth quarterly report due each year shall contain information for such quarter as well as the cumulative annual totals.

(b) Celltech shall make any applicable withholding payments due on behalf of Pharmacia and shall promptly provide Pharmacia with written documentation of any such payment sufficient to satisfy the requirements of the applicable Governmental Authorities, whether to obtain a foreign tax credit for such payment or otherwise.

(c) In the event that Celltech or its Affiliates make any adjustments to the deductions described in clauses (a) through (d) of the definition of Net Sales after the associated Net Sales have been reported pursuant to this Option Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due.

(d) All royalty payments under this Article III shall be made to Pharmacia in U.S. Dollars by wire transfer in immediately available funds to an account at a bank designated by Pharmacia in writing to Celltech from time to time.

(e) Any payment under this subsection not made when due shall be subject to interest at the one month LIBOR during the period of delay, as published by the British Bankers Association, plus two percent (2%).

3.3 Financial Record Keeping and Review. Celltech shall keep for at least three (3) years following the end of the calendar year to which they pertain, records of all sales of the Product in the U.S. during the Royalty Period, in sufficient detail to permit Pharmacia to confirm the accuracy of Celltech’s royalty calculations.

(b) At Pharmacia’s request (which may only be made in respect of the royalties payable with respect to a calendar year during the ninety (90) days following receipt of Celltech’s detailed year-end statement of royalties payable required by Section 3.3 with respect to such year (in the absence of which request such statement shall be final and binding with respect to such year)), Pharmacia shall be entitled to review Celltech’s records for the year in question for purposes of verifying Celltech’s royalty calculations with respect to such year.

(c) In the event Celltech and Pharmacia fail to resolve any dispute about the amount of royalties payable, Pharmacia may elect to invoke the accountants review and arbitration provisions of Section 8.12.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Pharmacia hereby represents and warrants to Celltech with respect to the Territory and Throughout the World (which representations and warranties constitute the basis upon which Celltech has been induced to enter into and perform this Option Agreement) as follows:

(a) Organization and Good Standing. Pharmacia is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

(b) Power and Authority. Pharmacia has all requisite power and authority (corporate and otherwise) to enter into this Option Agreement and the other Transaction Documents and it has duly authorized, by all necessary action, the execution and delivery hereof and thereof by the officer or individual whose name is signed on its behalf below and on the signature pages of the other Transaction Documents. Pharmacia’s execution and delivery of this Option Agreement and the other Transaction Documents does not and will not conflict with or result in a breach of or a default under its organizational documents or any agreement, instrument, order, law or regulation applicable to it or by which it or the Product may be bound. Each of this Option Agreement and the other Transaction Documents has been duly and validly executed and delivered by Pharmacia and each constitutes Pharmacia’s valid and legally binding obligation, enforceable against Pharmacia in accordance with its terms, except as enforcement may be limited by laws of bankruptcy or insolvency or other laws of general application relating to or affecting the enforcement of creditor’s rights and general equitable principles.

(c) Financial Information. Pharmacia has previously delivered to Celltech certain financial data, reports, statements, marketing materials and other written materials relating to the Product (collectively, the “Product Data”). Except as may otherwise be indicated therein or on Schedule 4.1(c), the Product Data (i) were compiled from the books and records of Pharmacia regularly maintained by management; (ii) are used by Pharmacia in the ordinary conduct of its business related to the Product; and (iii) are true, correct and complete in all material respects.

(d) Contracts; No Default.

(i) Pharmacia has entered into the Supply Agreement with * (the “* Supply Agreement”), dated as of May 2, 1984 pursuant to the terms of which * has agreed to exclusively supply Pharmacia throughout the world, and only to Pharmacia throughout the world, with olsalazine, the active ingredient in the Product. The * Supply Agreement is, as of the date hereof, and will be throughout the Term, in full force and effect and can be, and will be, if requested by Celltech, assigned by Pharmacia to Celltech with the consent of * which consent will have been obtained on or prior to the Purchase Option Closing Date upon exercise of the Option.

(ii) Except for those contracts set forth on Schedule 4.1(d)(ii) and Schedule 4.1(h)(ii) and except for this Option Agreement, the other Transaction Documents and the * Supply Agreement as of the date hereof, there are no material contracts, agreements, understandings, arrangements or commitments, written or oral, of Pharmacia, including without limitation sales agency, sales representative, distributor, dealer, license, supplier, wholesaler, or similar contracts or agreements, relating to the Product (the “Contracts”).

(iii) Except as set forth on Schedule 4.1(d)(iii), Pharmacia and each other party to the Contracts (other than Celltech) has performed in all material respects, and is now performing in all material respects, its obligations under, and is not in material default (and would not by the mere lapse of time or the giving of notice or both be in default) under, or in material breach or violation of any of such Contracts to which such Person is a party; nor has Pharmacia received notice of any asserted claim of a default by any other party thereto under, or a breach or violation by such other party of any of such Contracts to which such Person is a party.

(e) Actions.

(i) Except as set forth on Schedule 4.1(e)(i), there are no Actions pending or threatened against Pharmacia before any Governmental Authority that (A) question or challenge the validity of this Option Agreement or any of the other Transaction Documents or any action taken or proposed to be taken by Pharmacia pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or (B) relate to the Product or would if adversely determined, singly or in the aggregate, prohibit or materially impair Pharmacia’s ability to perform its obligations under the Transaction Documents; provided, however, that as to Actions that are only claims or disputes Pharmacia’s foregoing representation and warranty is limited to when such claim or dispute has been indicated in writing or is otherwise known to Pharmacia.

(ii) There are no outstanding judgments, orders, decrees, writs, awards, stipulations, injunctions of any Governmental Authority against or affecting the Product or Pharmacia with respect to the Product or which would if adversely determined, singly or in the aggregate, prohibit or materially impair Pharmacia’s ability to perform its obligations under the Transaction Documents.

(f) Approvals.

(i) Except as set forth on Schedule 4.1(f) or as otherwise may be required by applicable Law in order to appoint Celltech as distributor of the Product or as shall already have been made, obtained or given (the effectiveness of which will be maintained by Pharmacia during the Term), no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Pharmacia or the Product in connection with the execution or delivery by Pharmacia of this Option Agreement or any of the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(ii) Except as otherwise may be required by applicable Law in order to appoint Celltech as distributor of the Product and except as set forth on Schedule 4.1(f), Pharmacia has made, obtained or given all Approvals of any Governmental Authority or other Person required to be made, obtained or given by it to permit Celltech to develop, distribute, market, promote and sell the Product as contemplated by this Option Agreement and the other Transaction Documents.

(g) Compliance with Laws. Except as set forth on Schedule 4.1(g) hereto, (i) Pharmacia is not in violation of, and since January 1, 1999 (and prior thereto other than violations that have been resolved) has not violated, any Law binding on it relating to the Product including without limitation, all applicable regulations of all Drug Regulatory Agencies, including all Product Approvals and regulations regarding Product Labeling, and (ii) Pharmacia is not in violation of or in default under the terms of any judgment, decree, order, injunction or writ of any Governmental Authority binding on it relating to the Product.

(h) Patents, Trademarks and Trade Names.

(i) Pharmacia has good title and ownership or rights to all the Intellectual Property Rights necessary for (A) the manufacture of the Product by Pharmacia and the distribution, marketing, promotion and sale by Celltech of the Product in accordance with the terms of this Option Agreement and (B) the grant by Pharmacia to Celltech of the rights granted hereunder.

(ii) Schedule 4.1(h)(ii) hereto contains a true and complete list of (A) all Product Patents, (B) all Product Trademarks and all other Intellectual Property

Rights relating to the Product, indicating for each whether it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office or with any other patent and/or trademark office with jurisdiction Throughout the World, and (C) all licenses and other contracts and similar rights relating thereto.

(iii) Except as set forth on Schedule 4.1(h)(iii), to Pharmacia’s knowledge Pharmacia’s manufacture, distribution, marketing, promotion, sale or other use of the Product does not conflict with and, has not since January 1, 1999 (or prior thereto other than conflicts that have been resolved) been alleged to conflict with any Intellectual Property Rights of any Person.

(i) Product Liability Claims. Schedule 4.1(i) contains a list and description of all product liability claims that have been made in respect of the Product during the five (5) years ended on the date hereof, or which were made prior thereto and remain unresolved.

(j) Regulatory and Product Matters. Except as set forth on Schedule 4.1(j):

(i) Pharmacia has all its Establishment Registrations and Product Approvals. All such Product Approvals and Establishment Registrations are in full force and effect and are listed on Schedule 4.1(j)(i). Pharmacia is, and has been since January 1, 1999, in compliance with the terms of all such Product Approvals and Establishment Registrations. No such Product Approval or Establishment Registration contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Pharmacia has made available to Celltech true and complete copies of the Specifications relating to the Product.

(iii) Since January 1, 1999, Pharmacia has not received any notice from any Drug Regulatory Agency that (A) the Product is an unapproved new drug or an adulterated or misbranded drug within the meaning of the Act or any analogous Law of any other jurisdication Throughout the World or (B) that the Product is an article which may not, pursuant to the Act or any analogous Law of any other jurisdiction Throughout the World, be introduced into commerce. Such notice includes (1) correspondence from any Drug Regulatory Agency, (2) an order or request from any Drug Regulatory Agency or other Governmental Authority that Pharmacia cease marketing of the Product, or (3) a lawsuit or other action initiated by any Drug Regulatory Agency or filed against the Product or against Pharmacia or any of its officers, directors or employees alleging any of the foregoing.

(iv) Since January 1, 1999, Pharmacia has not received any Forms FDA 483 from the FDA with respect to the United States or any analogous form from any other Drug Regulatory Agency with respect to Pharmacia’s facilities, processes or systems used in connection with its activities with respect to the Product.

(v) Since January 1, 1999, Pharmacia has filed all required annual registration forms, all required listing forms, and all annual reports or other periodic reports with all Drug Regulatory Agencies requiring the filing of such reports or forms relating to the Product including without limitation all reports required to be filed with all Drug Regulatory Agencies with respect to adverse drug experiences, adverse events and the like relating to the Product and all licenses, reports, applications or any other related documents necessary to reflect Pharmacia’s current manufacturing and testing procedures relating to the Product.

(vi) Pharmacia has provided Celltech prior to the date hereof access to and will provide Celltech promptly after the date hereof with a complete copy of the New Drug Application (as defined and regulated under the Act) with respect to the Product.

(k) Product Warranty. Pharmacia warrants that each Product delivered to Celltech pursuant to this Option Agreement will be merchantable, will conform to the Specifications, will not be adulterated or misbranded within the meaning of the Act and analogous Laws of jurisdictions Throughout the World, will conform to all applicable regulations of all Drug Regulatory Agencies including without limitation all Product Approvals, Establishment Registrations and regulations regarding the Product’s Labeling and, at the time of delivery to Celltech, will have a minimum of eighteen (18) months of the Product shelf life as per any applicable Product Approvals, Establishment Registrations and regulations regarding the Product’s Labeling. THE WARRANTIES SET FORTH IN THIS SECTION 4.1(K) ARE THE ONLY WARRANTIES MADE BY PHARMACIA WITH RESPECT TO THE PRODUCTS AND THESE WARRANTIES ARE PROVIDED IN LIEU OF AND PHARMACIA EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATION AND WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR WRITTEN INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING OUT OF USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE. CELLTECH ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS TO BE DELIVERED TO CELLTECH PURSUANT TO THIS OPTION AGREEMENT HAVE BEEN MADE TO CELLTECH BY OR ON BEHALF OF PHARMACIA.

(l) Recalls and Product Returns. Schedule 4.1(l) contains a true and complete list of all Product recalls in the Territory and Throughout the World of the Product for the five (5) years ended December 31, 2001, and from January 1, 2002 to the last day of the most recent month prior to the date hereof.

4.2 Representations and Warranties True. The representations and warranties set forth in this Article IV shall be true and correct as of the Effective Date and shall be deemed to be made again as of the Purchase Option Closing Date and the Remaining Interest Closing Date and shall then be true and correct except that those representations and warranties referencing the five (5) years ended December 31, 2001 shall be updated to be true and correct for purposes of the Purchase Option Closing Date and Remaining Interest Closing Date for the five (5) years ended December 31, 2004.

ARTICLE V

COVENANTS

5.1 No Transfer of Intellectual Property. During the Term and until the Remaining Interest Purchase Date, Pharmacia covenants that it will not voluntarily, involuntarily, or by operation of law, transfer or permit to be transferred any portion of its rights in and to the Product or the Product Proprietary Rights without the consent of Celltech except to an Affiliate subject to the terms of this Option Agreement or to Celltech pursuant to the Agreement or the Purchase Agreement, nor shall Pharmacia create or permit to exist any lien or other encumbrance upon any portion of its rights in and to the Product or the Product Proprietary Rights except in favor of Celltech pursuant to this Option Agreement or the other Transaction Documents.

5.2 Limit on Product Sales. Except for sales to Celltech pursuant to the Agreement during the Term, Pharmacia covenants not to sell Products within the Territory or to any Person Throughout the World which Pharmacia knows will export the Product for resale in the Territory; provided that Pharmacia shall not be liable for any such sale by any such Person that is legal in the country of sale. If Celltech exercises the Purchase Option then the foregoing covenant will be automatically and simultaneously extended to prohibit sales of the Product under the Dipentum trademark for so long as Celltech has any rights in such trademark in the Territory or Throughout the World and to prohibit sales of any other pharmaceutical formulation containing olsalazine as an active ingredient, by Pharmacia (i) within the Territory or the European Territory until and (ii) Throughout the World until.

5.3 Limit on Intellectual Property Use. During the Term and until the Remaining Interest Closing Date, Pharmacia covenants not to use the Product Intellectual Property Rights outside the Territory in any manner that will tarnish or disparage the reputation of and/or proprietary rights of Pharmacia in and to the Product Intellectual Property Rights Throughout the World or otherwise have a material adverse effect upon the Product Intellectual Property Rights Throughout the World or the goodwill associated therewith.

5.4 Continued Manufacture by Pharmacia. If Celltech shall exercise the Purchase Option, Pharmacia shall continue to supply Celltech with the Product for the longer of * in accordance with the terms of Article IV of the Agreement except that Sections 4.3(d) and 4.4 thereof shall not be effective and the purchase price for Product purchased by Celltech for sale in the Territory or Throughout the World shall be the prices agreed by the parties.

(b) Celltech may terminate the supply arrangement contemplated by Section 5.4(a), at any time after * by giving Pharmacia twelve (12) months prior written notice.

5.5 Supply Agreement. If Celltech exercises the Purchase Option, then Celltech shall enter into an agreement with Pharmacia pursuant to which Celltech shall either directly or indirectly through * supply olsalazine to Pharmacia for Pharmacia’s use in manufacturing the Product to be supplied to Celltech pursuant to Section 5.4 of this Option Agreement. If Celltech exercises the Purchase Option, but does not acquire the Remaining Interest on the Purchase Option Closing Date, then Celltech shall enter into an agreement with Pharmacia pursuant to which Celltech shall either directly or indirectly through * supply olsalazine to Pharmacia for Pharmacia’s use in manufacturing the Product for sale and distribution by Pharmacia Throughout the World until the Remaining Interest Closing Date.

5.6 Restricted Activities. Pharmacia shall not take or omit to take any action which would at any time between the Effective Date and the Remaining Interest Closing Date cause the representations and warranties of Pharmacia contained in Article IV to be untrue or inaccurate.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. The Term of this Option Agreement shall commence on the Effective Date and shall continue in force and effect until the earlier of (i)*, and (ii) the date on which this Option Agreement is terminated in accordance with its terms (the “Term”).

6.2 Termination. This Option Agreement may be terminated as follows:

(a) by mutual written consent of Pharmacia and Celltech.

(b) by either party if the other is in default or breach of any material provision of this Option Agreement, and such default or breach continues uncured for a period of sixty (60) days after written notice thereof.

(c) upon termination of the Agreement by Celltech pursuant to Section 8.2 thereof.

(d) upon termination of the Agreement by Pharmacia pursuant to Section 8.3 thereof.

6.3 Initial Option Fee. In addition to such other rights and remedies Celltech shall have under this Option Agreement, Pharmacia shall refund the Initial Option Fee to Celltech if this Option Agreement is terminated by Celltech pursuant to Sections 6.2(b) or 6.2(c); provided that if the validity of such termination is submitted for resolution pursuant to Section 8.13, the Initial Option Fee shall only be refunded upon order of a court of competent jurisdiction.

ARTICLE VII

CONFIDENTIALITY

7.1 Confidential Information.

(a) Nondisclosure. Except as otherwise specifically provided hereunder or in the other Transaction Documents, neither party shall use or disclose any Confidential Information of the other party without the written consent of the disclosing party. A party receiving Confidential Information from the other shall use the highest commercially reasonable degree of care to protect the Confidential Information from unauthorized use and access, including ensuring that its employees, consultants, subcontractors, agents or representatives with access to such Confidential Information have agreed in writing not to disclose or use the

Confidential Information in contravention of this Section 7.1. Each party shall bear the responsibility for any breaches of this Section 7.1 by its employees, consultants, subcontractors, agents or representatives. Except as may be necessary to permit a party to perform its obligations or realize its rights as provided in this Option Agreement, within ten (10) days after request of the disclosing party, and in the disclosing party’s sole discretion, the receiving party shall either return to the disclosing party originals and copies of any Confidential Information and all information, records and materials developed therefrom by the receiving party, or destroy the same.

(b) Required Disclosure. Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information as necessary pursuant to the lawful requirement of a Governmental Authority or when disclosure is required by operation of law; provided, that, prior to any such disclosure, the receiving party shall use all reasonable efforts to promptly notify the disclosing party in writing of such requirement to disclose, and the receiving party shall cooperate with the disclosing party (as the disclosing party may reasonably request) in any effort by the disclosing party to prevent or limit any such disclosure of any Confidential Information.

(c) Relief. Each party acknowledges and confirms that the Confidential Information of the other party constitutes proprietary information and trade secrets valuable to the other party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to the other party. Each party shall notify the other party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with the other party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use. Each party acknowledges that monetary damages may not be a sufficient remedy for unauthorized use or disclosure of Confidential Information of the other party and that therefore either party shall, in addition to any other legal or equitable remedies, be entitled to an injunction or similar equitable relief (without the need to post any surety or bond) against such breach or threatened breach. The foregoing shall not be construed as a waiver by either party of any legal or equitable defenses available to such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Entire Agreement. This Option Agreement, together with Exhibits hereto, and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

8.2 Injunctive Relief. It is expressly agreed that a material breach of this Option Agreement by a party hereto will cause irreparable harm to the other party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the parties and their Affiliates shall be entitled to injunctive relief (without the necessity of posting any bond or surety) against the breaching party in the event of any such threatened or actual violation.

8.3 Modification and Amendment. No amendment to the terms and conditions of this Option Agreement shall be binding upon any party unless made in writing and executed by an authorized representative of each party.

8.4 No Waiver. The delay or failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Option Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by an authorized officer of the party against which enforcement of such waiver is sought. A waiver shall not be considered to waive any subsequent performance, breach, or condition under this Option Agreement including a subsequent performance, breach or condition of the kind that is the subject of the waiver.

8.5 Severability. All of the provisions of this Option Agreement are intended to be distinct and severable. If any provision of this Option Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

8.6 Assignment. Subject to the provisions otherwise contained in this Option Agreement, this Option Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the respective parties hereto. A party may assign, delegate or otherwise transfer this Option Agreement or any of its rights or obligations hereunder to an Affiliate upon written notice to the other party; provided that if such assignment shall not have the written approval of the other party then the assignor will remain primarily liable for any failure by its assignee to fully and timely perform its obligations under this Option Agreement. Any assignment by either party in accordance with the terms of this Option Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

8.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Pharmacia:

100 Route 206 North

Peapack, New Jersey 07977 USA

Attention: Vice President, Portfolio Management—Diversified Products

Tel.: 1 (908) 901-7275

Fax: 1 (908) 901- 1878

with a copy to: General Counsel

Tel.: 1 (908) 901-8810

Fax: 1 (908) 901-1810

with an additional copy to:

Lindhagensgatan 133

SE-112 87 Stockholm

Sweden

Attention: Associate General Counsel, Scandinavia

Tel.: ++ 46 8 695 4548

Fax: ++ 46 8 695 4005

If to Celltech:

Celltech Pharmaceuticals Ltd.

208 Bath Road

Slough

Berkshire

SL1 3WE

United Kingdom

Attention: Company Secretary

Tel.: 011-44-1753-447-916

Fax: 011-44-1753-447-859

With a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attention: Brian D. Beglin

Tel: (212) 318-7700

Fax: (212) 752-5378

Any party may, by written notice given to the other in accordance with this Option Agreement, change the address to which notices to such party are to be delivered.

8.8 Independent Contractors. Pharmacia and Celltech are independent contractors, and nothing in this Option Agreement shall be construed as creating a joint venture, partnership, franchise, or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or responsibility on behalf of the other party.

8.9 Additional Documents. Each party shall, upon the request of the other party at any time, execute and deliver all such other documents and instruments as may be reasonably required to carry out the purposes and intent of this Option Agreement, including without limitation, any documents relating to the proper assignment of any Intellectual Property Rights arising hereunder.

8.10 Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Option Agreement. This Option Agreement may be executed and delivered via facsimile transmission with the same force and effect as if it were executed and delivered in writing. In making proof of this Option Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart.

8.11 Force Majeure. In the event that either party is prevented or delayed from performing its obligations under this Option Agreement by virtue of one or more events or contingencies beyond its reasonable control, whether or not presently occurring or contemplated by either party, including, without limitation, fires, accidents, sabotage, federal or state legislation or any regulations or orders hereunder, judicial action, acts of God, war, or civil disturbance, such nonperformance shall be excused to the extent and for the duration required by such event and shall not constitute a default under the terms of this Option Agreement. During the duration of the force majeure event, the party affected thereby shall use its reasonable commercial efforts to avoid or remove such force majeure event and shall take reasonable steps to resume its performance under this Option Agreement with the least possible delay; provided, that, in the event that such nonperformance continues for a period in excess of three (3) consecutive months, the party other than the non-performing party shall have the option thereafter to terminate this Option Agreement immediately upon written notice to that effect.

8.12 Accountants Determination of Certain Disputes. If Celltech or Pharmacia shall invoke the accountants review and arbitration procedure contemplated by Sections 2.5, 2.9(b) and 3.3(c), the initiating party shall select an independent certified public accountant reasonably acceptable to the other party to inspect (during regular business hours) the records of the other party relevant to the dispute at issue. As part of such review the accountant may hold interviews with and/or take testimony from the parties and their employees as the accountants shall deem appropriate in the exercise of his sole discretion. In every case the accountant must have previously entered into a confidentiality agreement with both parties substantially similar to the confidentiality provisions of Article VII and limiting the disclosure and use of such information to authorized representatives of the parties and the purposes germane to the dispute at issue. The results of any such review shall be made available to both parties and shall be given effect as a final and binding arbitration award. If any accountant’s decision reveals an error, the appropriate party shall promptly pay the other party the amount of the underpayment or overpayment (plus interest thereon at the one-month LIBOR, as published by the British Bankers Association, plus two percent (2%)). The cost of the independent accountant shall be born by the party initiating the accountant’s review unless the accountant’s report shall produce an increase in the payment to the initiating party of at least five percent (5%) in which case such costs shall be paid by the other party.

8.13 Governing Law; Jurisdiction. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). Except for those disputes that the parties have agreed will be settled by an independent public accountant as specified in Sections 2.5, 2.9(b), 3.3(c) and 8.12, the parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Option Agreement or the transactions contemplated hereby including the enforcement of any arbitration award made pursuant to Section 8.12. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

8.14 Third Party Beneficiaries. Nothing in this Option Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Option Agreement.

8.15 Headings. The descriptive headings contained in this Option Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Option Agreement.

8.16 Publicity. Except as necessary pursuant to the lawful requirement of a Governmental Authority or when disclosure is required by operation of law, neither party shall use the other party’s name or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to the Transaction Documents, including in any promotional or marketing materials, web sites, customer lists, referral lists or business presentations, or make any press release or other public announcement regarding the Transaction Documents without the prior written consent of the other party.

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IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CELLTECH PHARMACEUTICALS LTD.

By:	/s/ Peter J. Fellner
Name: Peter J. Fellner Title: Chief Executive Officer

PHARMACIA AB

By:	/s/ Alison Ayers
Name: Alison Ayers Title: Attorney-in-Fact

Exhibit A

PATENTS

*

TRADEMARKS RELATING TO THE PRODUCT

*

Exhibit B

Transitional Services

1. Product Approvals. (a) Pharmacia and Celltech shall work together to develop a regulatory plan for the transfer of the Product Approvals in the Territory and Throughout the World (the “Regulatory Plan”). The Regulatory Plan must be completed by January 1, 2004 and shall be updated quarterly thereafter as necessary to secure an effective transfer of all such Product Approvals as soon as practicable after the Purchase Option Closing Date. The Regulatory Plan shall include the following for the Territory and each country or other jurisdiction Throughout the World where the Product is sold during the Term.

(i) a list of all Product Approvals required for the manufacture and/or sale of the Product in such country or jurisdiction.

(ii) the Drug Regulatory Agency or other Governmental Authority responsible for regulating each such Product Approval in each such jurisdiction.

(iii) all Contracts (including supply agreements, subcontract agreements, licenses and distribution agreements) with third parties governing or effecting the manufacturing and/or sale of Product in such country or territory, and a brief description of any terms thereof that would affect the transfer of the applicable Product Approval(s) to Celltech; and

(iv) a description of the steps required to transfer each such Product Approval and the estimated time frame to complete such step(s).

(b) If requested by Celltech in connection with the development of the Regulatory Plan (i) Pharmacia will give Celltech access to or copies of all Pharmacia’s regulatory files with regard to the Product and (ii) Pharmacia will jointly attend with Celltech meetings with Drug Regulatory Authorities if required by the Drug Regulatory Authorities solely to discuss the Regulatory Plan and such files, and the transfer of Product Approvals such Drug Regulatory Authorities will require of Celltech.

2. Manufacturing. Upon reasonable notice and request from Celltech, Pharmacia shall provide Celltech with the scientific and technical assistance and advice and access to Pharmacia’s Product manufacturing technology as reasonably necessary for Celltech to establish manufacturing operations that are capable of producing the Product in accordance with the Specifications and all Product Approvals as soon as practicable after the Purchase Option Closing Date. Upon reasonable notice and request from Celltech, Pharmacia shall also provide consultation with knowledgeable employees of Pharmacia, to the extent available, and training at Pharmacia’s and/or Celltech’s facility, for a period of time sufficient to satisfy Celltech’s management that its personnel are adequately trained in the manufacture of Product.

3. Transfer of Medical Information. In addition to providing the medical information services outlined in Section 9.5(c) of the Agreement, Pharmacia shall work with Celltech to deliver all medical information, including without limitation all data on consumer, physician and pharmacy inquiries relating to the Product in Pharmacia’s or its Affiliates’

B-1

possession and will provide Celltech with assistance and advice as reasonably necessary to enable Celltech to provide the type and amount of medical information services relating to the Product which Pharmacia heretofore has provided.

4. Performance of Services.

4.1 In providing the Transitional Services, Pharmacia shall make available qualified personnel with knowledge regarding the Product for consultation with Celltech’s representatives, via telephone, correspondence or in person, for the purpose of conveying and transferring information relating to the regulatory regime applicable to the Product and the manufacture and sale of the Product in the Territory and Throughout The World. Such consultation shall occur for reasonable period of time, upon reasonable notice during normal business hours.

4.2 Pharmacia will provide the Transitional Services in good faith and with due care consistent with the care that it exercises in the normal performance of such services for itself.

B-2

Exhibit C

FORM OF

ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the United States and Puerto Rico (the “Territory”) to the patents and applications to register any patents necessary for the manufacture of the Product (as defined herein) and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product including those set forth on Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Product patents and patent applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the patents necessary for the manufacture of the Product and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product and any registrations or applications to register such patents in the Territory, including without limitation those set forth on Schedule A hereto, including any continuations, continuations-in-part, reissues, divisions or extensions thereof (collectively the “Patents and Patent Applications”), together with all common law and statutory right, title and interest in and to the Patents and Patent Applications and all rights of registration, maintenance, renewal and protection of the Patents and Patent Applications, including all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Patents and Patent Applications (and any patent(s) issuing with respect thereto).

This Assignment of Patents and Patent Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Patents and Patent Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Patents and Patent Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever and the term “Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Patents and Patent Applications, as an instrument under seal, on this          day of              200_.

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

The foregoing assignment of the Patents and Patent Applications by Pharmacia to Celltech is hereby accepted as of the          day of             , 200  .

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Schedule A

Patents and Patent Applications

Title	Patent No.	Issue Date
U.S. Patent Registrations

U.S. Patent Applications

Exhibit D

FORM OF

ASSIGNMENT OF TRADEMARKS AND TRADEMARK APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the United States and Puerto Rico (the “Territory”) in the trademarks used by Pharmacia or any of its Affiliates primarily in connection with the Product (as defined herein) including those set forth on Schedule A attached hereto, and is the owner of the registrations of, or the applications to register, such trademarks in the Territory (including registrations and applications in any state or at the United States Patent and Trademark Office) identified on such Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring such trademarks and the registrations and applications thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in and to the trademarks, registered or unregistered, or service marks used by Pharmacia or any of its Affiliates in the Territory primarily in connection with the Product and any registrations (including renewals or extensions) or applications to register such trademarks or service marks in the Territory including without limitation those set forth on Schedule A hereto (collectively the “Trademarks, Registrations and Applications”), together with all common law and statutory right, title and interest in and to the Trademarks, Registrations and Applications, all goodwill relating thereto in the Territory, and all rights of registration, maintenance, renewal and protection of the Trademarks, Registrations and Applications, including without limitation all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Trademarks, Registrations and Applications.

This Assignment of Trademarks and Trademark Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Trademarks and Trademark Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Trademarks and Trademark Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever and the term “Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Trademarks and Trademark Applications, as an instrument under seal, on this          day of              200_.

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

The foregoing assignment of the Trademarks, Registrations and Applications by Pharmacia to Celltech is hereby accepted as of the          day of             , 200_.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Schedule A

Trademarks and Trademark Applications

Title	Country/Territory	Registration No.	Issue Date
Trademark Registrations

Trademark Applications

Exhibit E

FORM OF

ASSIGNMENT OF KNOW-HOW

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the Know-How (as defined herein) in the United States and Puerto Rico (the “Territory”); and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Know-How.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the Confidential Information (as defined herein) and all such things as would be contained within such defined term but for the fact that they are not confidential, including to the extent contained in any Product Approval (as defined herein) owned by Pharmacia or any of its Affiliates, necessary for the manufacture of the Product (as defined herein) and/or used by Pharmacia or any of its Affiliates primarily in connection with the Product (the “Know-How”), together with all common law and statutory right, title and interest in and to the Know-How and all rights of recovery and of legal action for protection of the Know-How.

This Assignment of Know-How Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Know-How Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Know-How Agreement the following terms have the following meanings:

“Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

“Confidential Information” of a party means (a) any and all confidential or proprietary information of, or concerning, such party, including but not limited to trade secrets, technologies, know-how, research, discoveries, developments, improvements, techniques, data, methods, processes, instructions, formulas, recipes, drawings, specifications, commercial, financial, and technical information, customer or client lists, supplier lists, proprietary software, programs, procedures, documents, computer information and databases, business plans, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, and long-term plans and goals; which information is (b) either marked or otherwise designated as confidential or proprietary or the like or disclosed under circumstances that the information would be understood to be confidential by a reasonable person. The term Confidential Information shall not include information that (i) is deemed in writing by the disclosing party to no longer be Confidential Information; (ii) can be shown by the receiving party’s written records maintained in the ordinary course of business to have been, and was, in the possession of the receiving party without any restriction on use or disclosure prior to its disclosure by the disclosing party; or (iii) is lawfully received by the receiving party from a third party without breach of any obligation of confidentiality to the disclosure hereunder. Information that is Derivative of Confidential Information is itself Confidential Information. The terms and existence of this Agreement are hereby deemed Confidential Information.

“Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

“Product Approval” means any clearance, approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, national, federal, state, prefectual or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government), business entity or other entity of any kind or nature required by any law, statute, rule, regulation, ordinance, mandatory standard, requirement, ruling or order promulgated by any national, federal, state, prefectual or local government or governmental or administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel (whether or not such arbitrator or arbitration panel is affiliated with or part of any government) for the development, manufacture, importation, distribution, promotion, pricing, marketing or sale of the Product in any country.

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IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Know-How, as an instrument under seal, on this          day of             , 200  .

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

The foregoing assignment of the Know-How by Pharmacia to Celltech is hereby accepted as of the          day of             , 200_.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

Exhibit F

FORM OF

ASSIGNMENT OF COPYRIGHTS AND COPYRIGHT APPLICATIONS

WHEREAS, Pharmacia AB, a Swedish corporation (“Pharmacia”) or its Affiliates (as defined herein), is the owner of all right, title and interest in the United States and Puerto Rico (the “Territory”) in the copyrights and applications to register any copyrights used by Pharmacia or any of its Affiliates primarily in connection with the Product (as defined herein) including those set forth on Schedule A; and

WHEREAS, Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”), is desirous of acquiring all such right, title and interest in such Product copyrights and copyright applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmacia does hereby assign, sell and transfer unto Celltech all right, title and interest in the Territory in and to the copyrights, registered or unregistered, and applications to register copyrights used by Pharmacia or any of its Affiliates primarily in connection with the Product including without limitation those set forth on Schedule A hereto, including the initial term of the copyrights and all renewal or extension terms of the copyrights, as such terms may be extended, whether presently or in the future, and whether vested or contingent (collectively the “Copyrights and Copyright Applications”), together with all common law and statutory right, title and interest in and to the Copyrights and Copyright Applications and all rights of registration, maintenance, renewal and protection of the Copyrights and Copyright Applications, including all rights of recovery and of legal action for past infringements and of opposition and/or cancellation proceedings for protection of the Copyrights and Copyright Applications.

This Assignment of Copyrights and Copyright Applications Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of that jurisdiction’s or of any other jurisdiction’s choice of law principles that would lead to a contrary result). The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in New York, New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Assignment of Copyrights and Copyright Applications Agreement or the transactions contemplated hereby. The parties acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

As used in this Assignment of Copyrights and Copyright Applications Agreement the term “Affiliate” means any entity controlling, controlled by or under common control with Pharmacia, where “control” shall mean (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to elect or appoint a majority of the board of directors or other governing body of such entity, or (b) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever and the term “Product” means the pharmaceutical product sold under the brand name Dipentum® and containing the active ingredient olsalazine, including all formulations and presentations thereof.

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2

IN WITNESS WHEREOF, Pharmacia, by its duly authorized officer, has executed this Assignment of Copyrights and Copyright Applications, as an instrument under seal, on this          day of             , 200  .

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

3

The foregoing assignment of the Copyrights and Copyright Applications by Pharmacia to Celltech is hereby accepted as of the          day of             , 200_.

CELLTECH PHARMACEUTICALS LTD.

By:
Name: Title:

4

Schedule A

Copyrights and Copyright Applications

Title	Copyright No.	Issue Date
U.S. Copyright Registrations

U.S. Copyright Applications

Exhibit G

ASSIGNMENT AND ASSUMPTION OF SUPPLY AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of                                  , 200    , is between Pharmacia AB, a Swedish corporation (“Pharmacia”), and Celltech Pharmaceuticals Ltd., an English corporation (“Celltech”).

RECITALS

WHEREAS, Pharmacia and * are parties to that certain Supply Agreement dated as of May 2, 1984, pursuant to the terms of which * has agreed to exclusively supply Pharmacia throughout the world, and only to Pharmacia throughout the world, with olsalazine, the active ingredient in the pharmaceutical compound Dipentum® (the “Supply Agreement”); and

WHEREAS, pursuant to Section 6.1(d)(i) of the Agreement between Pharmacia and Celltech, dated as of July             , 2002 (the “Agreement”), Pharmacia, with the consent of *, has agreed to assign the Supply Agreement to Celltech and Celltech desires to accept such assignment pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of Purchase Agreement. Pharmacia hereby assigns to Celltech, and Celltech hereby accepts, (i) all rights and benefits (the “Assumed Rights”) and (ii) liabilities and obligations of Pharmacia under the Supply Agreement which relate to periods after the date hereof and are to be paid, performed, discharged or satisfied after the date hereof, and which do not arise from any breach or failure to perform by Pharmacia on or prior to the date hereof (the “Assumed Liabilities”). Pharmacia is hereby released from all the Assumed Liabilities provided, however, that Pharmacia shall remain solely liable to * for all liabilities and obligations under the Supply Agreement that are not Assumed Liabilities including without limitation any payment obligations which have accrued prior to the date hereof.

2. Binding Effect; Purposes. This Agreement shall inure to the benefit of and shall be binding upon Celltech, Pharmacia and their respective successors and assigns.

3. Counterparts. This Agreement may be executed in counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

4. Governing Law. This Agreement shall be interpreted and construed under the laws of the State of New York, excluding any conflict-of-law or choice-of-law rules which might lead to the application of the internal laws of another jurisdiction.

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2

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed by the parties hereto as of the date first above written.

PHARMACIA AB

By:
Name: Title:

By:
Name: Title:

CELLTECH PHARMACEUTICALS LTD

By:
Name: Title:

AGREED AND ACCEPTED:

*

By:
Name: Title:

Schedule 4.1(c)

*

Schedule 4.1(d)(ii)

*

Schedule 4.1(d)(iii)

*

Schedule 4.1(e)(i)

*

Schedule 4.1(f)

*

Schedule 4.1(g)

*

Schedule 4.1(h)(ii)

*

Schedule 4.1(h)(iii)

*

Schedule 4.1(i)

*

Schedule 4.1(j)

*

Schedule 4.1(j)(i)

*

Schedule 4.1(l)

*